Exhibit 10.1
RealNetworks, Inc. Executive MBO Plan – Section 16(b) Executive Officers
OBJECTIVE OF THE PLAN
The objective of the RealNetworks’ Executive MBO Plan is to reward participants for their contribution to the company’s success and ensure market competitiveness as we work to attract and retain high caliber talent. RealNetworks has adopted this plan applicable to the first six months of 2015 to reward high performance consistent with our core business objectives. The Executive MBO Plan is administered under RealNetworks’ 2005 Stock Incentive Plan, as amended and restated.
EFFECTIVE DATE
The effective date of the 2015 Executive MBO Plan is January 1, 2014 – June 30, 2015. Payout, if earned, will be made by no later than March 15, 2016.
PLAN METRICS
Total attainment for the target period is based on (i) revenue (weighted at 60%), (ii) adjusted EBITDA (weighted at 20%), and (iii) strategic business objectives (weighted at 20%).
Adjusted EBITDA is a non-GAAP measure that we define as operating income (loss) including other income (expense) net, but excluding depreciation and amortization; acquisition-related intangible asset amortization; stock-based compensation; restructuring and other charges; lease exit and related charges; and extinguishment of liability.
A discretionary modifier of +/- 25% is reserved for Compensation Committee discretion to adjust the calculated payout of an individual executive officer upward or downward by up to 25%. The basis for the modifier being applied is entirely at the discretion of the Compensation Committee when reviewing such things as: shareholder value creation, revenue growth, cash flow generation, use of capital, etc. Notwithstanding the preceding, the Compensation Committee will not have discretion to increase the payment for any Section 162(m) Participant.
MBO PAYOUT MECHANICS
Any bonuses payable pursuant to the Plan will be payable in the form of restricted stock awards, rather than cash.
Revenue Metric:

•	In order to encourage revenue growth year over year, performance under 90% of the revenue target goal will not be rewarded.

Attainment	Incentive Payout
< 90%	No Payout
90% - 100%	50% - 100%
100% - 120%+	100% - 200%*

*	Payout for revenue results will have a maximum payout of 200%. Payout is capped at 100% if adjusted EBITDA is attained at less than 100% of target.
Adjusted EBITDA Metric for Games Business Executive:

•	In order to maintain fiscal responsibility, performance lower than $500,000 below adjusted EBITDA target will not be rewarded.

Attainment	Incentive Payout
> $500,000 below budget	No Payout
$500,000 below budget up to budget	50% - 100%
Budget up to $2 million over budget*	100% - 200%*

*	Payout for adjusted EBITDA results will be capped at 100% until revenue attainment reaches 100%, and will have a maximum payout of 200%.
Adjusted EBITDA Metric for Other Executives:

•	In order to maintain fiscal responsibility, performance lower than $2,000,000 below adjusted EBITDA target will not be rewarded.

Attainment	Incentive Payout
> $2 million below budget	No Payout
$2 million below budget up to budget	50% - 100%
Budget up to $2 million over budget*	100% - 200%*

*	Payout for adjusted EBITDA results will be capped at 100% until revenue attainment reaches 100%, and will have a maximum payout of 200%.

TERMS AND CONDITIONS

•
2015 Executive MBO Plan calculations and payments are completed and made after the end of the plan year with payout timing approximately 30 - 45 days after the close of the plan year. In all circumstances, any payouts that are earned in the plan year will be paid by March 15 of the following year, at the latest.

•	You must be in an eligible position on the first and last day of the month to participate in the plan for that month.

•
Salary, eligible position changes and/or transfers from one eligible group to another within a month will be based on status at the beginning of the month. Changes after the first day of the month will be reflected in the next month.

•
In order to receive a payout from the plan you must be on the company’s payroll as of the last day of the plan year and on the company’s payroll as of the date the award is scheduled to be paid, subject to the following. If your employment terminates due to your total and permanent disability or death, you or your estate, still may, in the discretion of the Compensation Committee be eligible to receive any payout that otherwise was earned.

•
Notwithstanding any other provision of the plan, the Compensation Committee may, in its sole discretion, increase (other than for a Section 162(m) Participant), reduce or eliminate a participant’s award at any time before it is paid, whether or not calculated on the basis of pre-established performance goals or formulas.

•
The Compensation Committee has all power and discretion to interpret and administer the plan, including (but not limited to) the power to determine who is eligible for the plan and the size of any payouts.

•
The Compensation Committee may delegate all or any part of its powers under the plan to the company’s chief executive officer or head of human resources, except that such individual may not administer the plan with respect to participants who are executive officers of the company. (For this purpose, an individual will be considered an executive officer of the company if his or her role at the company falls within the definition of “officer” under Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended.)

•	The Compensation Committee reserves the right to adjust targets/measurements based on acquisition or disposition of businesses/assets.

•	The Section 162(m) Participants are the company’s chief executive officer, chief financial officer, and any president or executive vice president.